SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 12, 2008
Strategic Diagnostics Inc.
(Exact Name of Registrant Specified in Charter)

Delaware	000-68440	56-1581761

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Pencader Drive
Newark, DE	19702

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 456-6789
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On March 12, 2008, Strategic Diagnostics Inc. (the “Company”) entered into an agreement (the “Agreement”) with Steven R. Becker, an individual resident of Texas (“Becker”), BC Advisors, LLC, a Texas limited liability company (“BCA”), SRB Management, L.P., a Texas limited partnership (“SRB”) and Richard van den Broek, an individual resident of Connecticut (“van den Broek”). Becker, BCA and SRB are collectively referred to in the Agreement as the “Becker Group.”
     Under the Agreement, the Company increased the size of the Board by one director, and Messrs. Becker and van den Broek were elected to the Board to fill the newly created vacancy and an additional vacancy, which already existed. Mr. Becker and van den Broek are members of Class I and Class II, respectively, of the Board, and their terms are scheduled to expire at the annual meetings of stockholders to be held in 2009 and 2008, respectively. The Company also agreed to nominate Messrs. Becker and van den Broek for election to the Board of Directors at the 2009 and 2008 annual meetings of stockholders, respectively.
     Under the Agreement, the members of the Becker Group and Mr. van den Broek have agreed that they will vote their shares of Company stock in favor of all directors nominated by the Board of Directors for election at the 2008 annual meeting of stockholders. In addition, the members of the Becker Group and Mr. van den Broek have agreed to certain other commitments and standstill provisions through a “standstill period,” which will terminate, as to the Becker Group, on the date that is three (3) months after the date on which Mr. Becker ceases to be a member of the Board and, as to Mr. van den Broek, on the date that is three (3) months after the date on which van den Broek ceases to be a member of the Board (subject in both cases to early termination if the Company materially breaches certain of its commitments or obligations in the Agreement).
     In connection with their election as directors, and in accordance with the Agreement, Messrs. Becker and van den Broek will receive the same compensation and reimbursement of expenses as are payable to other non-employee directors.
     The full text of the Agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference. The foregoing description does not purport to be a complete summary of the terms of the Agreement and is qualified in its entirety by reference to Exhibit 99.1.

Item 5.02	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective March 12, 2008, Steven R. Becker and Richard van den Broek were elected to the Company’s Board of Directors, pursuant to the Agreement described in Item 1.01 of this report.
     In accordance with its director compensation policy adopted in May 2003 and amended in May 2006, upon their election to the Board as non-employee directors, Messrs. Becker and van den Broek each received a non-statutory option to purchase, at the fair market value, which is equal to the closing price of the Company’s common stock on the date of grant ($3.74), shares of the Company’s common stock with an aggregate value of $30,000 (in this case, 8,021 shares). This initial option is immediately vested with respect to one-third of the option shares, and the remaining shares subject to such option grant vest in a series of two (2) successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two (2)-year period measured from the option grant. The options expire on the tenth anniversary of the date of grant.
     Mr. Becker has served as the managing partner and founder of Greenway Capital, a Dallas-based small cap investment fund, since September 2004. Greenway focuses primarily on investing in small public companies with a concentration in healthcare and technology businesses. Prior to founding Greenway, Mr. Becker was a partner at the Special Situations Fund, a New York City based asset manager. Mr. Becker joined Special Situations Fund in April 1997 and ran the Special Situations Private Equity Fund since its inception. Mr. Becker was responsible for overseeing the investment of over $550 million in public companies. Mr. Becker was also a partner in the Special Situations Fund III, the firm’s flagship investment vehicle, which focused on investing in micro cap value stocks. Prior to joining Special Situations, Mr. Becker was part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker received a B.A. from Middlebury College and a J.D. from the University of Florida. Over a fourteen year career Mr. Becker has worked closely with public companies advising them on matters of finance, strategy and the capital markets.
     Mr. van den Broek has been managing partner at HSMR Advisors, LLC, an investment fund focused on the biotechnology industry, since 2004. From 2000 to 2004, Mr. van den Broek was a partner and executive vice president at Cooper Hill Partners, LLC, an investment fund focused on the healthcare industry.
     The press release describing these appointments is attached as Exhibit 99.2 to this report.
Item 9.01. Financial Statements and Exhibits.
The following exhibit is being furnished with this report

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Shell Company Transactions.

None.

(d)	Exhibits.

Exhibit Number	Exhibit Title

99.1	Agreement, dated as of March 12, 2008, by and among the Company and Steven R. Becker, BC Advisors, LLC, SRB Management, L.P. and Richard van den Broek.

99.2	Press release issued on March 13, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC DIAGNOSTICS INC.
By:	/s/ Stanley Fronczkowski
Stanley Fronczkowski
Chief Financial Officer

Dated: March 18, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Title

99.1	Agreement, dated as of March 12, 2008, by and among the Company and Steven R. Becker, BC Advisors, LLC, SRB Management, L.P. and Richard van den Broek.

99.2	Press release issued on March 13, 2008